Amendment #1 to Convertible Promissory Note

Originally Dated November 14, 2012

This Amendment to the Convertible Promissory Note originally entered into between Amarantus Biosciences, Inc. ("Amarantus") and Dominion Capital, LLC ("Dominion") on November 14, 2012 (the "Original Agreement") is entered into on this 4th day of December, 2012.

Whereas, the parties desire to amend the Original Agreement to adjust the Installment Payments (Article 1, Section 1.1), Amortization Payment Schedule, Share Reservation and Events of Default; all on the terms set forth herein.

NOW THEREFORE, the parties agree as follows:

Section 1.1 of the Original Agreement is hereby amended in its entirety to read as follows:

"1.1 Purchase Price.

The Borrower and Holder agree that the Purchase Price for the Note shall be $600,000.00. Dominion Capital, LLC will fund installment payments of: $10,000 upon signing; $140,000 within 10 days; $150,000 within 20 days; $150,000 within 45 days; and $150,000 within 60 days.

Section 1.2 of the Original Agreement is hereby amended in its entirety to read as follows:

"1.1 Amortization Payments.

Starting on May 14, 2013, the Borrower shall begin to redeem the outstanding principal and interest of this Note (each, an "Amortization Payment") in accordance with the attached Amortization Schedule (Appendix A.) Each Amortization Payment shall, at the option of the Borrower, be made in cash or, subject to the Borrower complying with the Equity Conditions described in section 1.3, be made in Common Stock.

Appendix A of the Original Agreement is hereby amended in its entirety to read as follows:

Amortization Payments:	Principal plus (Interest)	Timing
First Payment:	$150,000.00 + ($15,000.00)	May 14, 2013
Second Payment:	$150,000.00 + ($15,000.00)	May 21, 2013
Third Payment:	$150,000.00 + ($15,000.00)	May 28, 2013
Fourth Payment:	$150,000.00 + ($15,000.00)	June 4, 2013

 Section 4.17 and 4.18 will be added o Article IV as follows:

4.17 Installment Payment Default.

It is hereby agreed that, at the sole discretion of the Holder, if the Holder elects not to make any Installment Payment noted above by Bank transfer within 15 days of any Due Date, for any reason, then the Debenture will automatically adjust to reflect the monies actually paid. The holder will have no further obligation or liability.

4.18 Default Conversion Price

Upon the occurrence and during the continuation of any Event of Default specified in Article IV, the Holder shall have the right to convert any outstanding principal and interest at a Conversion Price of fifty percent (50%) of the lowest daily VWAP for the prior fifteen (15) day trading period prior to the applicable Conversion date.

The share reservation with VStock Transfer is to be amended as follows: An additional 18,000,000 shares are to be immediately added to the current share reservation of 12,000,000 shares for the Convertible Promissory Note dated 11/14/2012.

All other terms and conditions of the Original Agreement shall remain in full force and effect, unless modified by this Amendment. This amendment shall be governed and construed under the laws of the State of New York, without regard to its conflict of laws provision.

AMARANTUS Biosciences, INC.	Dominion Capital, LLC
By: /s/ Gerald Commisiong	By: /s/ Mikhail Gurevich
Gerald Commisiong, CEO	Mikhail Gurevich, Managing Member
Date: December 12, 2012

2